Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

STAR BULK CARRIERS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Shares of Star Bulk Carriers Corp.(1)	Other(2)	26,575,776(1)	—	$548,326,260(2)	0.00014760	$80,933(3)

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$548,326,260		$80,933

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$80,933

(1)

Represents the estimated maximum number of common shares of Star Bulk Carriers Corp. (“Star Bulk” and such shares, the “Star Bulk common stock”) to be issued upon completion of the merger described in the proxy statement/prospectus contained herein (the “merger”) with Eagle Bulk Shipping Inc. (“Eagle”). This number is based on the product of (i) 2.6211, the exchange ratio of Star Bulk common stock for common shares of Eagle, par value $0.01 per share (collectively, the “Eagle common stock”), and (ii) 10,139,169, the maximum possible number of shares of Eagle common stock which may be exchanged in connection with the merger (consisting of 9,932,094 outstanding shares of Eagle common stock (including 511,840 shares of Eagle common stock issued through share lending arrangements and 101,077 “Company Restricted Shares”), plus 102,942 shares of Eagle common stock subject to outstanding “Company RSUs”, plus 104,133 shares of Eagle common stock subject to outstanding “Company PSUs” (assuming the issuance of the maximum amount of Eagle common stock pursuant to such Company PSUs), each as defined in the Agreement and Plan of Merger included as Annex A to the proxy statement/prospectus contained herein).

(2)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”) and estimated solely for the purpose of calculating the registration fee and calculated based upon the market value of shares of Eagle common stock (the securities to be canceled in the merger), the proposed maximum aggregate offering price is the product of (i) $54.08, the average of the high and low prices per share of Eagle common stock on the New York Stock Exchange on January 12, 2024 and (ii) 10,139,169, the estimated maximum possible number of shares of Eagle common stock which may be exchanged in connection with the merger, rounded up to the nearest whole dollar.

(3)

Computed in accordance with Rule 457(f) under the Securities Act to be $80,933, which is equal to the product of (i) 0.00014760, the current filing fee rate of the Securities and Exchange Commission, and (ii) $548,326,260, the proposed maximum aggregate offering price, rounded up to the nearest whole dollar.